                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                           ____________________


                                 FORM 8-A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                             TYSON FOODS, INC.
          (Exact name of registrant as specified in its charter)


                DELAWARE                                 71-0225165
(State of incorporation or organization)             (I.R.S. Employer
                                                    Identification No.)

  2210 W. OAKLAWN DRIVE, SPRINGDALE, AR                  72762-6999
(Address of principal executive offices)                 (Zip Code)


     Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                Name of each exchange on which
     To be so registered                each class is to be registered
     ___________________                ______________________________

Class A Common Stock, $.10 Par Value     New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to general Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to general Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
_____________ (if applicable)


     Securities to be registered pursuant to Section 12(g) of the Act:

                                  None
                            (Title of Class)

Item 1.   Description of Registrant's Securities
          to be Registered
          ______________________________________

          Class A Common Stock, $.10 Par Value
          ____________________________________

      The capital stock of Tyson Foods, Inc. (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's Common Stock with a par value of $.10 per share ("Class A Common Stock"). Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock, par value $.10 ("Class B Common Stock") may convert suchstock into Class A Common Stock on a share-for-share basis. Holders of Class B Common Stock are entitled to ten votes per share. Except as required by law, holders of Class A Common Stock and Class B Common Stock vote together as a single class. Cash dividends cannot be paid to holders of Class B Common Stock unless they are simultaneously paid to holders of Class A stock, and the per share amount of the cash dividend paid to holders of Class B Common Stock cannot exceed 90% of the cash dividend simultaneously paid to holders of Class A Common Stock. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights
other than stated above.   The Company will at all times reserve and keep
available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares.

      There are no provisions of the registrant's charter or by-laws that would have an effect of delaying, deferring or preventing a change in control of the registrant.

Item 2.  Exhibits.

      All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.


                             SIGNATURES
                             __________

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, The Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                              TYSON FOODS, INC.

                              /s/ Wayne Britt
                              ____________________________
                              Wayne Britt
                              Executive Vice President and
                              Chief Financial Officer

Dated:   October 2, 1997

                            EXHIBITS TO FORM 8-A


1. 1996 Annual Report on Form  10-K.

2. Quarterly Reports on Form 10-Q for the quarters ended
   December 28, 1996; March 29, 1997 and June 28, 1997.

3. Notice of Annual Meeting and Proxy Statement dated December 6, 1996.

4. Certificate of Incorporation, as amended, and its Amended and Restated
   By-Laws.

5. Copy of the certificate representing the security to be registered hereunder.

6. 1996 Annual Report to Shareholders.